Exhibit 99.1

                    ASTEA REPORTS SECOND QUARTER 2006 RESULTS

    HORSHAM, Pa., Aug. 11 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management solutions, today released financial results for the second quarter of 2006.

    For the second quarter ended June 30, 2006, Astea reported revenues of $4.5 million compared to revenues of $5.4 million for the same period in 2005. Net loss for the second quarter was $1.9 million or $(.54) per share, compared to a net profit of $431 thousand or $.15 per share for the same period in 2005. License revenues were $1.0 million compared to $2.1 million in 2005. Total service and maintenance revenue increased 7% to $3.5 million compared to $3.3 million for the same period in 2005. The company continues to maintain a debt-free position and a strong working capital ratio.

    "We are encouraged by our recent license deals, in particular our three enterprise deals in North America. One of these enterprise license deals totals $1.3 million, which was not recognized this quarter, but its revenue will be recognized in future quarters. We continue to maintain our sales strategy in pursing larger opportunities, however, due to the nature and size of these types of opportunities, it is more difficult to predict their timing," stated Zack Bergreen, CEO of Astea International. "We continue to make improvements in our organization that will have a positive impact and position Astea for a strong future. We keep investing heavily in our R&D, as well as in the integration of FieldCentrix, our center of excellence for mobility solutions, to carry on our tradition of delivering innovative, customer-centric solutions that deliver the most business benefits to our customers. We have also deepened our relationship with Microsoft by forming a strategic alliance to provide integrated Service Lifecycle Management solutions with Microsoft Dynamics GP(R) and Microsoft Dynamics AX(R), and we are confident that this will give us a compelling competitive advantage, as well as provide an additional revenue-generating opportunity for Astea."

    SECOND QUARTER HIGHLIGHTS

     -- Attained new customers such as Decision One (US), a provider of technology support services for commercial enterprises, government agencies, Original Equipment Manufacturers (OEMs), outsourcers, and resellers throughout North America; Micro Center (US), Micro Center is the retail company in the Micro Electronics family with each Micro Center location carrying more than 700 product categories with 36,000 products throughout their 19 nationwide locations; Seiko I Infotech Inc. (JAPAN), a subsidiary company of Seiko Instruments Inc., a global leader in the manufacturing of precision instruments and micro electronics since its inception in 1937; and a major Canadian company that provides instruments, equipment and other products to the Canadian scientific community.

     --  A number of existing customers such as Site Services (US); McKinstry
         (US); Chloride (AUS); Johnson Controls (AUS); and Data #3 (AUS) continued to expand their configurations with additional licensing for more users and functionality.

     -- Formed a strategic alliance with Microsoft Corporation to provide integrated Service Lifecycle Management solutions with Microsoft Dynamics GP(R) and Microsoft Dynamics AX(R).

    Astea will host a conference call that will be broadcast live over the Internet on Friday, August 11, 2006 at 11:00 AM EDT to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International

    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, business intelligence, dynamic scheduling, and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2005, as supplemented in the 10-Q for the Quarter ended June 30, 2006 as filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             08/11/2006
    /CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, or retskovitz@astea.com/
    /Web site:  http://www.astea.com
                http://www.astea.com/about_investors.asp /
    (ATEA)